CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
2.76% Medium-Term Notes, Series D Due September 28, 2026	¥17,500,000,000	$16,071.58

(1)	Excludes accrued interest, if any.
(2)	Calculated in U.S. dollars based on a conversion rate on September 25, 2006 of 116.51 Japanese yen per U.S. dollar. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, registration fees were paid with respect to unsold securities that were previously registered pursuant to Registration Statement Nos. 333-123240, 333-123240-01 and 333-123240-02 and were carried forward. The $16,071.58 filing fee with respect to the 2.76% Medium-Term Notes, Series D Due September 28, 2026 sold pursuant to this registration statement is offset against those filing fees carried forward, and $35,623.36 remains available for future registration fees. No additional fee has been paid with respect to this offering.

Filed pursuant to Rule 424(b)(3) Registration No. 333-132469 333-132469-01 333-132469-02

Pricing Supplement No. 5, dated September 25, 2006, to the Prospectus, dated March 16, 2006, and the Prospectus Supplement, dated March 16, 2006.

¥17,500,000,000

PRUDENTIAL FINANCIAL, INC.

2.76% MEDIUM-TERM NOTES, SERIES D

DUE SEPTEMBER 28, 2026

The note being purchased has the following terms:

UNDERWRITERS AND PRINCIPAL AMOUNT:

No Underwriters. We will sell the notes offered hereunder directly to one of our wholly owned subsidiaries organized outside of the United States. We expect to deliver the notes in book-entry form only, through the facilities of The Depositary Trust Company, New York, New York, on or about September 28, 2006. We will receive all of the proceeds of this offering.

TOTAL	¥17,500,000,000

STATED MATURITY: September 28, 2026

SPECIFIED CURRENCY: Japanese yen

principal: Japanese yen

interest: Japanese yen

exchange rate agent: Prudential Global Funding LLC

ORIGINAL ISSUE DATE: September 28, 2006

ORIGINAL ISSUE PRICE: 100%

UNDERWRITERS COMMISSION: Not applicable

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 100% or ¥17,500,000,000

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QAM7

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: Yes

Annual Rate: 2.76%

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $25,000.